Exhibit 99.1

CONFIDENTIAL & LEGALLY PRIVILEGED

Press Release

Pactiv Evergreen to Exit Coated Groundwood Paper Business
Following Years of Market Decline

•	Pactiv Evergreen will exit the coated groundwood paper business in Q4-2021.

•	As a result, Pactiv Evergreen will permanently cease production of coated groundwood paper at its Pine Bluff, AR location by October 31, 2021.

•	The Pine Bluff mill will continue to be a major employer in Jefferson County, AR, serving the beverage packaging market.

•	The Company will continue to invest in the Pine Bluff mill, which will remain an essential facility in the Pactiv Evergreen operations network.

Lake Forest, IL, July 28, 2021 –Pactiv Evergreen today announced that the Company has made the difficult decision to exit the coated groundwood paper business. As a result, the Company will permanently cease production of coated groundwood paper at its Pine Bluff, AR location. The Company will continue to strategically invest in the Pine Bluff mill, which will remain an essential facility in the Pactiv Evergreen operations network, serving the fiber-based beverage packaging market.

“With the decline in the coated groundwood market, our decision to exit this business enables us to re-invest resources into our strategic core competency of liquid packaging board as well as other more profitable segments across the enterprise,” said Mike King, CEO. “Pactiv Evergreen will continue to employ more than 650 employees at the Pine Bluff mill, where liquid packaging board and extrusion manufacturing will remain.”

Pactiv Evergreen will work directly with our coated groundwood customers to meet their product needs and support their transition to new suppliers until production ends in Q4. The Company expects to complete the closure by October 31, 2021, with shipments continuing until inventory is depleted.

The Company will work closely with impacted employees and union leadership during this transition. We are committed to helping support our team members during this difficult time. This decision is not reflective of the hard work and dedication of our team members nor the performance of the mill, but the reality of the coated publications business outlook. The Company thanks its hard-working team members for their many contributions. We also thank our long-term customers for their loyalty and understanding of this decision and are committed to working with them during this transition.